Exhibit 2.3

REGISTRATION RIGHTS AGREEMENT
dated September 27, 2012

among

MAZOR ROBOTICS LTD.

and

THE SHAREHOLDERS NAMED HEREIN

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into September 27, 2012 among MAZOR ROBOTICS LTD., a company organized in Israel (the “Company”), and the shareholders identified on Schedule 1 attached hereto (each, a “Shareholder” and collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of August 8, 2012, by and among the Company and the Shareholders (the “Purchase Agreement”), the Shareholders have agreed to purchase 7,053,529 (Seven Million Fifty Three Thousand Five Hundred Twenty Nine)ordinary shares of the Company, par value NIS 0.01 per share (the “Ordinary Shares”), and up to 7,053,529 (Seven Million Fifty Three Thousand Five Hundred Twenty Nine)additional Ordinary Shares, pursuant to those certain Warrant Agreements, each dated as of the date hereof, by and between the Company and each Shareholder (the “Warrants”);

WHEREAS, the rights and obligations of the parties hereunder are in addition to the rights and obligations held by such parties under the Purchase Agreement;

WHEREAS, subject to and in accordance with Article III of the Purchase Agreement, the Company intends to implement a Level 2 American Depository Receipt program (the “ADR Program”), including the listing of American Depository Shares representing Ordinary Shares of the Company (the “ADSs”) on the NASDAQ Capital Market or The New York Stock Exchange (the “US Exchange Listing”);

WHEREAS, immediately following the implementation of the ADR Program, the completion of the US Exchange Listing and the exercise of any Warrants (collectively, the “Conditions Precedent”), the Shareholders’ Ordinary Shares will be converted into ADSs;

WHEREAS, subject to and in accordance with the terms of the Purchase Agreement, the Shareholders are entitled to have such ADSs registered under the Securities Act; and

WHEREAS, the parties hereto desire to enter into this Agreement to memorialize the agreement between the parties with respect to the Shareholders’ right to have such ADSs registered under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                         Definitions.  a)  The following terms, as used herein, have the following meanings:

“ADR Program” has the meaning set forth in the recitals.

“ADSs” has the meaning set forth in the recitals.

 “Affiliate” means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than 50% of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person including, without limitation, any investment fund now or hereafter existing that is Controlled by, or under common Control with, one or more of the same general partners or managing members as such Person or shares the same management company with such Person. As used herein, “Control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Claim” has the meaning set forth in Section 2.05(a).

“Company” has the meaning set forth in the preamble.

“Company Indemnified Parties” has the meaning set forth in Section 2.05(a).

“Conditions Precedent” has the meaning set forth in the recitals.

“Demand Request” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means any of the Shareholder or a Permitted Transferee if, at any time, such Person then owns Registrable Securities.

“Indemnified Party” has the meaning set forth in Section 2.05(c).

“Indemnifying Party” has the meaning set forth in Section 2.05(c).

“Inspector” has the meaning set forth in Section 2.03(a).

“Losses” has the meaning set forth in Section 2.05(a).

“Majority in Interest of the Participating Holders” has the meaning set forth in Section 2.01(d).

“Ordinary Shares” has the meaning set forth in the recitals.

“Participating Holders” means Holders electing to sell Registrable Securities pursuant to an effective Registration Statement.

“Permitted Transferee” includes (A) with respect to any Person, any such Person’s Affiliates; and (B) any shareholder of a Shareholder who receives such Registrable Securities upon a distribution in kind by the Shareholder, provided, in each case, that such Person, purchaser, or shareholder shall become a party to this Agreement.

“Person” means an individual, company, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” means, at any time, (a) any ADSs acquired or deemed acquired by the Shareholders on or after the date hereof, and (b) any ADSs or other securities issued or issuable with respect to the ADSs referred to in clause (a) above (i) upon any conversion or exchange thereof, (ii) by way of stock dividend or other distribution, stock split or reverse stock split, or (iii) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer, reorganization or other similar event; provided, however, that ADSs or other securities that are considered to be Registrable Securities shall cease to be Registrable Securities (A) upon the sale thereof pursuant to and in accordance with an effective Registration Statement or (B) when they will have ceased to be outstanding.

“Registration Statement” has the meaning set forth in Section 2.01(b).

 “Request Notice” has the meaning set forth in Section 2.01(a).

“Rule 415” means Rule 415 under the Securities Act or any substitute rule that may be adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Shareholder” has the meaning set forth in Section 2.01(a).

“Shareholder Indemnified Parties” has the meaning set forth in Section 2.05(b).

“Shareholders” has the meaning set forth in the preamble.

“Threshold Ownership Amount” means the ownership or control of Ordinary Shares acquired pursuant to the Purchase Agreement or the Warrants that constitute at least 20% of the aggregate outstanding share capital of the Company.

“Transaction Expenses” means all reasonable incremental out-of-pocket third party expenses of the Company in registering the Registrable Securities in accordance with Section 2, including, without limitation, (i) SEC, stock exchange, the Financial Industry Regulatory Authority and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities) related to the initial registration of the Registrable Securities, (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, regardless of whether any Registration Statement filed in connection with such registration is declared effective and (vii) underwriting fees and expenses, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Shareholders.

“US Exchange Listing” has the meaning set forth in the recitals.

“Warrants” has the meaning set forth in the recitals.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01.                         Registration Statement.

(a)           Demand Request.  If, at any time following the satisfaction of the Conditions Precedent, the Company shall receive a written request by one or more Holders representing the Threshold Ownership Amount (such requesting Holder, a “Selling Shareholder”) that the Company effect an offering under the Securities Act of all or a portion of such Selling Shareholder’s Registrable Securities (“Demand Request”), then the Company shall, within 10 days after receipt of such request, give written notice thereof (“Request Notice”) to all other Holders.  Each Demand Request shall (x) specify the number of Registrable Securities that the Requesting Holders intend to dispose of, (y) state the intended method or methods of sale or disposition of the Registrable Securities and (z) specify the expected price range (net of underwriting discounts and commissions) acceptable to the Selling Shareholder(s) to be received for such Registrable Securities.

(b)           Registration Statement.  Following receipt of a Demand Request, the Company shall:

(i)           cause to be filed with the SEC, as soon as practicable, but in any event within 45 days of the date of delivery to the Company of the Demand Request, a registration statement on Form F-1 or, if eligible, an automatic shelf registration statement pursuant to Rule 415 on Form F-3 (a “Registration Statement”), covering such Registrable Securities that the Company has been so requested to  register by the Selling Shareholder(s) and the other Holders that request, within 30 days of the mailing of the Request Notice, that their Registrable Securities also be registered, such Registration Statement shall provide for the registration under the Securities Act of such Registrable Securities to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended method of distribution specified in the Demand Request;

(ii)           use its reasonable best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter, but in no event later than 120 days following the date of initial filing thereof with the SEC; and

(iii)          refrain from filing any other new Registration Statements.

(c)           Effective Registration Statement. A registration requested pursuant to this Section 2.01 shall not be deemed to have been effected and shall not count as one of the three Demand Requests referenced in Section 2.01(e)(i) hereof (i) unless a Registration Statement with respect thereto has become effective and remained effective until such time as all of the covered Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holders thereof; provided, however, that such period shall not exceed 120 days (except in the case of a shelf registration); (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and has not thereafter become effective, or if the offering of Registrable Securities is not consummated for any reason, including, without limitation, if the underwriters of an underwritten public offering advise the Participating Holders that the Registrable Securities cannot be sold at a net price per share equal to or above the minimum net price disclosed in the preliminary prospectus; (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived (unless a substantial cause of such conditions to closing not being satisfied shall be attributable to one or more Participating Holders); or (iv) if the amount of Registrable Securities of Selling Shareholders included in the registration are cut back to fewer than 50% of the Registrable Securities originally requested to be registered.

(d)           Selection of Underwriters; Priority for Demand Registrations.

(i)           In the event that the Requesting Holders intend to distribute the Registrable Securities covered by the Demand Request by means of an underwriting, they shall so advise the Company as part of the Demand Request and the Company shall include such information in the Request Notice; provided, that in such event only Registrable Securities that are held by the Participating Holders may be included in such registration, unless a Majority in Interest of the Participating Holders (as defined below) shall otherwise agree. The managing underwriter for such underwriting shall be one or more reputable nationally recognized investment banks selected by Selling Shareholders owning a majority of the Registrable Securities included in such Registration Statement (a “Majority in Interest of the Participating Holders”), subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided in this Section 2.01(d). If requested by the underwriters, the Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with the underwriter selected for such underwriting in customary form and reasonably satisfactory in form and substance to the Holders of a Majority in Interest of Participating Holders.

(ii)           If the managing underwriter concludes that marketing factors require a limitation of the number of Registrable Securities to be underwritten, or in the event of any limitation imposed by applicable law, the managing underwriter will be obligated to include in such Registration Statement, as to each Participating Holder, only that portion of the Registrable Securities such Participating Holder has requested be registered equal to the ratio which the number of Registrable Securities such underwriter concludes can be successfully sold bears to the total number of Registrable Securities requested to be included in such Registration Statement by all Participating Holders who have requested that their Registrable Securities be included in such Registration Statement. It is acknowledged by the parties hereto that pursuant to the foregoing provision, the securities to be included in a registration requested by the Requesting Holders pursuant to Section 2.01(a) shall be allocated, (A) first, to the Participating Holders; and (B) second, to the Company and any other shareholders of the Company requesting registration of securities of the Company, subject to the proviso set forth in the first sentence in Section 2.01(d)(i).

(e)           Limitations on Demand Registrations.

(i)           The Company shall only be obligated to effect three Demand Requests pursuant to this Section 2.01, except for Demand Requests for registrations on Form F-3 which shall be unlimited.

(ii)           The Company will not be required to effect any registration in response to a Demand Request during the period starting on the date 30 days prior to the Company’s estimated date of filing of, and ending on the date that is 180 days immediately following the effective date of, any Registration Statement pertaining to the securities of the Company, provided that the Company is employing in good faith its reasonable best efforts to cause such Registration Statement to become effective.

(f)           Cancellation of Registration. A Majority in Interest of the Participating Holders shall have the right to cancel a proposed registration of Registrable Securities pursuant to this Section 2.01 when, (i) in their discretion, market conditions are so unfavorable as to be seriously detrimental to an offering pursuant to such registration or (ii) the request for cancellation is based upon material adverse information relating to the Company that is different from the information known to the Requesting Holders at the time of the Demand Request (the request under this sub-section (f)(ii) shall be referred to as “Material Adverse Cancellation”). Any such cancellation shall not be counted as one of the three Demand Requests.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the expenses of the Participating Holders incurred in connection with a registration that is cancelled pursuant to a Material Adverse Cancellation.

Section 2.02.                         Reserved.

Section 2.03.                         Registration Procedures.

(a)           Obligations of the Company. Whenever registration of Registrable Securities is required pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall, as expeditiously as possible:

(i)           Preparation of Registration Statement; Effectiveness. Prepare and file with the SEC (in any event not later than 45 days after receipt of a Demand Request to file a Registration Statement with respect to Registrable Securities), a Registration Statement on any form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its reasonable best efforts to cause any registration required hereunder to become effective as soon as practicable after the initial filing thereof and remain effective for a period of not less than 120 days (or such shorter period in which all Registrable Securities have been sold in accordance with the methods of distribution set forth in the Registration Statement); provided, however, that, in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold, provided, that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis; provided further, that for so long as any Shareholder is considered, in its reasonable judgment, to be an Affiliate of the Company, the Company shall use its reasonable best efforts to maintain such Registration Statement’s effectiveness for so long as such Shareholder reasonably considers itself an Affiliate of the Company;

(ii)          Participation in Preparation. Provide any Participating Holder, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an “Inspector” and, collectively, the “Inspectors”), the opportunity to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

(iii)         Due Diligence. For a reasonable period prior to the filing of any Registration Statement pursuant to this Agreement, make available for inspection and copying (such copying to be at the Company’s expense) by the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with such Registration Statement, as shall be reasonably necessary, in the judgment of the Inspectors, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that if requested by the Company, each Inspector shall enter into a confidentiality agreement with the Company prior to participating in the preparation of the Registration Statement or the Company’s release or disclosure of confidential information to such Inspector;

(iv)         General Notifications. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (A) when such Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Company whether there will be a “review” of such Registration Statement, (C) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto and (D) of any request by the SEC for any amendments or supplements to such Registration Statement or the prospectus or for additional information;

(v)          10b-5 Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, any prospectus included in such Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and file it with the SEC (in any event no later than 10 days following notice of the occurrence of such event to each Participating Holder, the sales or placement agent and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(vi)         Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(vii)        Amendments and Supplements; Acceleration. (A) Prepare and file with the SEC such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) under the Securities Act; (B) cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (C) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such prospectus as so supplemented; and (D) if a Majority in Interest of the Participating Holders so request, request acceleration of effectiveness from the SEC of the Registration Statement and any post-effective amendments thereto, if any are filed; provided, however, that at the time of such request, the Company does not in good faith believe that it is necessary to amend further the Registration Statement in order to comply with the provisions of this subparagraph and, provided, further, if the Company wishes to further amend the Registration Statement prior to requesting acceleration, it shall have 5 days to so amend prior to requesting acceleration;

(viii)       Copies. Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing a Registration Statement or any supplement or amendment thereto, copies of such Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder;

(ix)          Blue Sky. Use its reasonable best efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent of process in any such states or jurisdictions or subject itself to material taxation in any such state or jurisdiction, but for this subparagraph;

(x)           Other Approvals. Use its reasonable best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

(xi)          Agreements. Enter into and perform customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

(xii)         “Cold Comfort” Letter. Obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter may reasonably request, and reasonably satisfactory to a Majority in Interest of the Participating Holders;

(xiii)        Legal Opinion. Furnish, at the request of any underwriter of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Holders, and the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to the registration in respect of which such opinion is being given as such underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a Majority in Interest of the Participating Holders;

(xiv)       SEC Compliance, Earnings Statement. Use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders, as soon as reasonably practicable, but no later than 15 months after the effective date of any Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of such Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xv)        Certificates, Closing. Provide officers’ certificates and other customary closing documents;

(xvi)       FINRA. Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (FINRA);

(xvii)      Road Show. Cause appropriate officers as are requested by a managing underwriter to participate in a “road show” or similar marketing effort being conducted by such underwriter with respect to an underwritten public offering;

(xviii)     Listing. Use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and if not so listed, to be authorized for quotation on The NASDAQ Capital Market or The New York Stock Exchange;

(xix)        Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration;

(xx)         Private Sales. Use its reasonable best efforts to assist a Holder in facilitating private sales of Registrable Securities by, among other things, providing officers’ certificates and other customary closing documents reasonably requested by a Holder; and

(xxi)        Best Efforts. Use its reasonable best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

(b)           Seller Information. The Company may require each Participating Holder as to which any registration of such Holder’s Registrable Securities is being effected to furnish to the Company such information regarding such Participating Holder and such Participating Holder’s method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing or as may be required by law. If a Participating Holder refuses to provide the Company with any of such information on the grounds that it is not necessary to include such information in the Registration Statement, the Company may exclude such Participating Holder’s Registrable Securities from the Registration Statement if the Company provides such Participating Holder with an opinion of counsel to the effect that such information must be included in the Registration Statement and such Participating Holder continues thereafter to withhold such information. The exclusion of a Participating Holder’s Registrable Securities shall not affect the registration of the other Registrable Securities to be included in the Registration Statement.

(c)           Notice to Discontinue. Each Participating Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 2.03(a)(v), such Participating Holder shall forthwith discontinue the disposition of Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(a)(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 2.03(a)(v), such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.03(a)(v) to and including the date when the Participating Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 2.03(a)(v).

Section 2.04.                         Transaction Expenses. Except as otherwise provided herein, all Transaction Expenses relating to the Participating Holders’ Registrable Securities shall be borne by the Participating Holders, pro rata, on the basis of the number of Registrable Securities sold on behalf of each such Participating Holder pursuant to a registration effected in accordance with this Section 2.

Section 2.05.                         Indemnification.

(a)           Indemnification by the Company.  In the event any Registrable Securities are included in a Registration Statement, the Company will indemnify and hold harmless to the fullest extent permitted by law each Holder, each of such Holder’s directors, officers, employees, advisors, agents, shareholders, members, general partners and limited partners (and the directors, officers, employees, advisors, agents, shareholders, members, general partners and limited partners thereof), their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons, and each underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter (collectively, “Company Indemnified Parties”) from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel, any amounts paid in settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed, and any costs incurred in enforcing the Company’s indemnification obligations hereunder) or other liabilities (collectively, “Losses”) to which any such Company Indemnified Party may become subject under the Securities Act, the Exchange Act, any other federal, state or foreign law or any rule or regulation promulgated thereunder, or under any common law or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, including any prospectus or preliminary prospectus contained therein or any amendments or supplements thereto, any free writing prospectuses or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under any of the foregoing laws, relating to the offer or sale of the Registrable Securities, and in any such case the Company will promptly reimburse each such Company Indemnified Party for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action or investigation or proceeding (collectively, a “Claim”); provided, however, that the Company shall not be liable to any Company Indemnified Party for any Losses that arise out of or are based upon any untrue statement or omission made in conformity with written information provided by a Company Indemnified Party expressly for use in the Registration Statement. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Company Indemnified Parties and shall survive the transfer of Registrable Securities by such Company Indemnified Parties.

(b)           Indemnification by Participating Holders. In connection with any proposed registration in which a Shareholder is participating pursuant to this Agreement, each such Participating Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons (collectively, “Shareholder Indemnified Parties”) to the same extent as the foregoing indemnity from the Company to the Shareholders as set forth in Section 2.05(a) (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such untrue statement or omission made in conformity with information furnished in writing by such Participating Holder expressly for use in such Registration Statement; provided, however, that the liability of any Participating Holder under this Section 2.05(b) shall be limited to the amount of the net proceeds received by such Participating Holder in the offering giving rise to such liability. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Shareholder Indemnified Parties and shall survive the transfer of Registrable Securities by such Participating Holder.

(c)           Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the Indemnified Party reasonably believes that the joint representation of the Indemnified Party and any other party in such proceeding (including but not limited to the Indemnifying Party) would be inappropriate under applicable standards of professional conduct. In the case of clauses (ii) and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

(d)           Contribution.  If the indemnification provided for in this Section 2.05 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party’s and Indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Shareholder under this Section 2.05(d) shall be limited to the amount of the net proceeds received by such Shareholder in the offering giving rise to such liability. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.05(a) through (c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.05 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.05(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.05 from any Person who was not guilty of such fraudulent misrepresentation.

(e)           Survival.  The obligations of the Company and the Shareholders under this Section 2.05 shall survive the completion of any offering of Registrable Securities pursuant to a Registration Statement under this Section 2, and shall survive the termination of this Agreement.

Section 2.06.                         Certain Limitations On Registration Rights. No Shareholder may participate in any Registration Statement hereunder involving an underwritten public offering unless such Shareholder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of the underwriting arrangements made in connection with such Registration Statement and agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting agreement approved by the Shareholder(s) entitled hereunder to approve such arrangements; provided, however, that no such Shareholder shall be required to make any representations or warranties to the Company or the underwriters in connection with any such registration other than representations and warranties as to (i) such Shareholder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Shareholder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested. Such Shareholder holding Registrable Securities to be sold by such underwriters may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Shareholders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement be conditions precedent to the obligations of the Shareholders.

Section 2.07.                         Limitations on Subsequent Registration Rights. The Company represents and warrants that it has not granted registration rights prior to the date hereof and agrees that for so long as the Holders have the right to make a Demand Request pursuant to Section 2.01 hereunder, the Company shall not, without the prior written consent of the Holders of at least 66 2/3% of the Registrable Securities then outstanding, enter into any agreement (or amendment or waiver of the provisions of any agreement) with any holder or prospective holder of any securities of the Company that would grant such holder (i) the right to include securities in any registration pursuant to this Agreement or (ii) registration rights that are more favorable, pari passu or senior to those granted to the Shareholders hereunder.

Section 2.08.                         Transfer of Registration Rights. Subject to Section 3.03 of this Agreement, the rights of a Shareholder hereunder may be transferred or assigned on a pro rata basis in connection with any transfer of Registrable Securities if (i) such transfer is permitted under or accomplished in accordance with the requirements set forth in the Articles of Association of the Company, (ii) the transferee or assignee agrees in writing to become subject to the terms of this Agreement (including but not limited to the restrictions on disposition of Registrable Securities) and (iii) the Company is given written notice by such Shareholder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

ARTICLE 3

MISCELLANEOUS

Section 3.01.                         Applicability.  The rights provided to the Holders under this Agreement shall similarly apply to registrations and other sales of Ordinary Shares contemplated by the terms of Section 3.2 of the Purchase Agreement, as if such registration or sale were a Registration Statement or sale of Registrable Securities hereunder.

Section 3.02.                         Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and Permitted Transferees.  Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective heirs, successors, assigns and Permitted Transferees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.03.                         Assignability.  Other than to Permitted Transferees, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, directly or indirectly, whether by operation of law or otherwise, without the written consent of the Company, and any attempted assignment contrary to the terms hereof shall be null and void. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and their Permitted Transferees any rights or remedies hereunder.

Prior to any transfer of rights to a Permitted Transferee, the transferring Holder shall provide the Company with notice of the Permitted Transferee’s name and address and the number of Registrable Securities with respect to which such rights are being transferred. The Permitted Transferee shall assume the obligations of a Holder under this Agreement in a written instrument delivered to the Company.

Section 3.04.                         Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.05.                         Notices.  All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below or at such other address as a party may provide by notice to the other:

if to the Company, to:

Mazor Robotics Ltd.
7 HaEshel St.
Southern Caesarea Industrial Park
P.O.B 3104
Israel 38900
Fax: +972 (4) 6187111
Attention: Ori Hadomi, CEO

if to the Shareholders, to:

the addresses set forth on Schedule 1.

Each Permitted Transferee shall provide its address to the Company in writing.

Section 3.06.                         Headings.  The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 3.07.                         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 3.08.                         Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

Section 3.09.                         Consent to Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.05 shall be deemed effective service of process on such party.

Section 3.10.                         Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE THAT MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER.

Section 3.11.                         Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company MAZOR ROBOTICS LTD. By: /s/ Ori Hadomi Name: Ori Hadomi Title: CEO By: /s/ Jonathan Adereth Name: Jonathan Adereth Title: Chairman of the Board
Purchasers ORACLE PARTNERS, L.P. By: /s/ Larry Feinberg Name: Larry Feinberg Title: Managing Member	ORACLE INSTITUTIONAL PARTNERS, L.P. By: /s/ Larry Feinberg Name: Larry Feinberg Title: Managing Memeber
FEINBERG CHILDREN’S TRUST By: /s/Adam Usden Name: Adam Usden Title: Authorized Person	TRELLUS PARTNERS LP By: /s/ Adam Usden Name: Adam Usden Title: President
VERITION MULTI-STRATEGY MASTER FUND LTD. By: /s/ Ted Hagan Name: Ted Hagan Title: CFO	PAUL AND CAROLYN CLARK REVOCABLE TRUST By: /s/ Paul Clark Name: Paul Clark Title: Trustee
JACK SCHULER /s/ Jack Schuler Name: Jack Schule	MATT STROBECK /s/ Matt Strobeck Name: Matt Strobeck

Schedule 1

Shareholders

Name of Purchaser & Address

Oracle Partners, L.P.
c/o Oracle Investment Management, Inc.
200 Greenwich Avenue, 3rd Floor
Greenwich, CT 06830
Attention: Larry Feinberg
Phone: (203) 862-7901
Fax: (203) 862-7903
Email: larry@oraclepartners.com

Jack Schuler c/o Crab Tree Partners 28161 North Keith Drive Lake Forest, IL 60045 Attention: Jack Schuler Phone: (847) 607-2067 Fax: (847) 367-9586 Email: jack.schuler@ctreepartnerscom
Oracle Institutional Partners, L.P.
c/o Oracle Investment Management, Inc.
200 Greenwich Avenue, 3rd Floor
Greenwich, CT 06830
Attention: Larry Feinberg
Phone: (203) 862-7901
Fax: (203) 862-7903
Email: larry@oraclepartners.com

Trellus Partners LP c/o Trellus Management Company, LLC 350 Madison Avenue, 9th floor New York, NY 10017 Attention: Adam Usdan Phone: (212) 389-8780 Fax: (212) 389-8798 Email: ausdan@trellus.com

Name of Purchaser & Address

Verition Multi-Strategy Master Fund Ltd. One American Lane Greenwich CT 06831 Attention: Josh Goldstein Fax: (203) 742-7715 Email: jgoldstein@veritionfund.com
Paul Clark c/o ICOS Corp. 22021 20th Ave. SE Bothell, WA 98021 Attention: Paul Clark Phone: (425) 415-2285 Fax: (425) 485-1911 Email: pclarkt71@gmail.com
Feinberg Children’s Trust c/o Trellus Management Company, LLC 350 Madison Avenue, 9th floor New York, NY 10017 Attention: Adam Usdan Phone: (212) 389-8780 Fax: (212) 389-8798 Email: ausdan@trellus.com
Matt Strobeck 3 Lakeview Terrace Winchester, MA 01890 Phone: (781) 721-0241 Email: matthew.strobeck@gmail.com